SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                                   FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                                           Commission File Number:  000-20868

                          UNITED WASTE SYSTEMS, INC.

            (Exact name of registrant as specified in its charter)
                        1001 Fannin Street, Suite 4000
                              Houston, TX  77002
                                (713) 512-6200

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                        Common Stock, $.001 par value
          8% Cumulative Convertible Preferred Stock, $.001 par value
           (Title of each class of securities covered by this Form)


                                     None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty
                                to file reports:

          Rule 12g-4(a)(1)(i)   [X]      Rule 12h-(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)   [ ]


    Approximate number of holders of record as of the certification or notice date:

                       Common Stock, $.001 par value: 1
        8% Cumulative Convertible Preferred Stock, $.001 par value:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, United Waste Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  May 15, 1998               BY:  /s/ Gregory T. Sangalis
                                      ---------------------------------
                                      Gregory T. Sangalis
                                      Vice President and Secretary






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